SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

               Date of earliest event reported, November 18, 2002



                               ALPHA HOLDING, INC.



         Delaware                  000-32307                     59-3518707
------------------------         ------------------            ---------------
(State of Incorporation)      (Commission File Number)           (IRS I.D.
                                                                  Number)


          c/o Steven L. Siskind, 645 Fifth Ave. Suite 504, NY, NY 10017
          -------------------------------------------------------------
               (Address of principal executive offices)(Zip Code)


                                 (212) 750-2002
                                 ---------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events.

As of January 11, 2002, Alpha Holding, Inc., a Delaware corporation (the "Company") entered into a stock purchase agreement (the "Agreement") to acquire all the issued and outstanding shares of Todtri Productions, Inc. a New York corporation ("Todtri"), in exchange for a total of 17,914,286 shares of the Company's common stock.

If the transaction had been consummated, Todtri would have become a wholly owned subsidiary of the Company and would have vested control of the Company with the former Todtri shareholders.

In connection with the Agreement, the shareholders owning a majority of the outstanding common stock of the Company voted by written consent in favor of (1) entering into the Agreement; (2) Amending the Company's Certificate of Incorporation pursuant to the Agreement, to change the name of the Company to Todtri Book Publishers, Inc.; (3) to Amend the Company's Articles of Incorporation to increase the authorized common stock to 50,000,000 shares, par value $.01 and to authorize a new class of 10,000,000 shares, par value $.01 Preferred Stock, to be issued in such series, and with such rights, powers and designations to be determined by the Board of Directors, as and when the shares of Preferred Stock are issued, and to elect Robert Tod and Yafit Tod as Directors of the Company.

The Agreement provided, among other things, for termination by mutual consent of the parties, and by either party in the event the transaction did not close by a specified date. The transaction has not closed and the Agreement has been terminated pursuant to its provisions and accordingly is of no further force or effect. The Company's Certificate of Incorporation will not be amended and there will be no change in control of the Company.

Item 7.  Financial Statements and Exhibits


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          ALPHA HOLDING, INC.
                                            (Registrant)
Dated: November 18, 2002

                                          By: /s/ Steven L. Siskind
                                             --------------------------------
                                                  Steven L. Siskind, President